FOR IMMEDIATE RELEASE

MDWERKS SECURES FINANCING COMMITMENT FOR UP TO $10,014,000 TO FUND
MEDICAL CLAIM PURCHASES FROM A PROSPECTIVE NEW CLIENT

DEERFIELD BEACH, Fla. – November 20, 2008 — MDwerks, Inc. (OTCBB: MDWK) (“the Company”), a provider of innovative web-based, electronic claims management and funding solutions for healthcare professionals and related businesses, and its wholly owned subsidiary Xeni Financial Services, Corp. announced today that they have signed a Loan and Securities Purchase Agreement with a lender to provide financing with net proceeds to the Company of up to approximately $10,014,000. Substantially all of the proceeds from the financing will be used to purchase workers compensation pharmaceutical claims under a definitive agreement currently being negotiated between Xeni Financial Services, Corp. and a prospective new client.

Complete terms and conditions of the transaction are described in the SEC Form 8-K, which will be filed today.

Howard Katz, CEO, MDwerks, Inc., who was actively involved with securing the financing, stated "We are very pleased to consummate this financing transaction and are gratified by the confidence our lender has placed in the future of MDwerks. This financing is an important element of our business plan and provides the Company with resources needed to support revenue growth.” Mr. Katz added that he and the MDwerks team were continuing negotiations with the prospective new client and the Company expected to finalize that agreement within the next two weeks.”

About MDwerks, Inc.

MDwerks, Inc., (OTCBB: MDWK), based in Deerfield Beach, Florida, provides healthcare professionals with automated electronic insurance claims management solutions and advance funding and purchasing of medical claims.

MDwerksTM solutions comprise an innovative web-based, HIPAA-compliant system of comprehensive administrative and financial services designed for healthcare practices of all sizes and specialties whether in a single or multi-location operation. Financial lenders, healthcare payers and other related businesses also benefit from MDwerks' solutions. For more information about the Company, please visit www.mdwerks.com.

MDwerks, Inc.	Page 2
November 20, 2008

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of MDwerks' Securities and Exchange Commission filings available at http://www.sec.gov.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL:
MDwerks, Inc., Deerfield Beach, Florida		The Equity Group Inc., New York, NY
Vincent Colangelo		Adam Prior
Chief Financial Officer		(212) 836-9606
954-389-8300		aprior@equityny.com
management@mdwerks.com		www.theequitygroup.com